Exhibit 99.1

Bulldog Announces Release of the Bulldog Security Server

Richmond, British Columbia, Canada - March 16, 2004 - Bulldog Technologies, Inc. (OTCBB: BLLD). On March 11, 2004, Bulldog announced the commercial release of the Bulldog Security Server software application designed for use with the Bulldog Yard BOSSTM System.

The Bulldog Security Server is a Windows server application designed to greatly increase the level of security at port facilities and trailer/container storage yards. The Security Server communicates directly with Bulldog's existing Base Station receiver and integrates with an industry standard alarm panel interface. It also supports remote monitoring via a TCP/IP connection and integrated Short Messaging Service (SMS). This allows extensive customer flexibility when it comes to reacting to security alarms.

The Security Server supports an advanced Graphical User Interface (GUI), allowing on-site security personnel to use the latest advances in wireless technology to monitor and respond to container/trailer door breeches in real time.

The Server's external interfaces will also allow smaller or remote container yards to use existing monitoring services offered by private security forces and the capability to monitor container security status from anywhere in the world using an SMS compliant cell phone or personal digital assistant (PDA).

All of Bulldog's existing products can be used in conjunction with the new Bulldog Security Server.

Bulldog Technologies Inc. is a provider of wireless security systems for the cargo transportation industry. Bulldog has developed the Road BOSSTM (Bulldog Online Security System) for cargo transported in trailers, delivery trucks/vans, and sea containers; and the Yard BOSSTM, for cargo stored in yards.

For further information, visit Bulldog on the World Wide Web at www.bulldog-tech.com